EXHIBIT 99.1
Report of Independent Registered Public Accounting Firm
To the Participants and Administrators
RMI Titanium Company Bargaining Unit
     Employee Savings and Investment Plan
     We have audited the accompanying statements of net assets available for benefits of RMI Titanium Company Bargaining Unit Employee Savings and Investment Plan (the “Plan) as of December 31, 2006 and 2005, and the related statement of changes in net assets available for benefits for the year ended December 31, 2006. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of RMI Titanium Company Bargaining Unit Employee Savings and Investment Plan as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
     Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary schedule of assets (held at end of year) as of December 31, 2006 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplementary schedule is the responsibility of the Plan’s management. The supplementary schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Beard Miller Company LLP
Pittsburgh, Pennsylvania
June 22, 2007

RMI TITANIUM COMPANY
BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2006 AND 2005

	2006	2005
Investments, at fair value	$18,878,306	$16,050,120
Employee contributions receivable	89,633	87,729

Net assets available for benefits, at fair value	$18,967,939	$16,137,849

Adjustment from fair value to contract value for fully-benefit responsive investment contract	41,616	44,713

Net assets available for benefits	$19,009,555	$16,182,562

The accompanying notes are an integral part of these financial statements.

RMI TITANIUM COMPANY
BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2006

2006
Contributions:
Employee	$1,129,898
Employer	41,226
Rollovers	71,558

Total contributions	1,242,682
Investment income:
Interest and dividend income	1,904,696
Net appreciation in fair value of investments	798,898

Total investment income	2,703,594
Transfers	(419)
Total additions	3,945,857
Participants’ benefits paid	(1,118,408)
Administrative expenses	(456)

Increase in net assets	2,826,993
Net assets available for benefits
Beginning of year	16,182,562

End of year	$19,009,555

The accompanying notes are an integral part of these financial statements.

RMI TITANIUM COMPANY
BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
The financial statements of the RMI Titanium Company Bargaining Unit Employee Savings and Investment Plan (the “Plan”) have been prepared in conformity with accounting principles generally accepted in the United States of America. The following are the significant accounting policies followed by the Plan:
ACCOUNTING METHOD
The financial statements of the Plan use the accrual method of accounting.
USE OF ESTIMATES
The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period, and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.
RISKS AND UNCERTAINTIES
Investments of the Plan are exposed to various risks, such as interest rate, market, and credit. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the statement of net assets available for benefits and the statements of changes in net assets available for benefits.
INVESTMENTS
Investments in funds managed by Fidelity Management Trust Company (“Fidelity”) and the RTI International Metals, Inc. common stock are valued at fair market value based on public and Fidelity published quotations. Security transactions are recorded as of the trade date. Unitized common stock funds and common/collective funds are valued at the net value of participation units which are generally valued by the trustee based upon quoted market prices of the underlying assets. Participant loans are stated at net realizable value (total borrowings less repaid principal), which approximates fair value. Interest and dividend income are recorded on the accrual basis.

NOTES TO FINANCIAL STATEMENTS (continued)
CONTRIBUTIONS
Participant contributions are made through payroll deductions and are recorded as additions to net assets available for plan benefits when the deduction is made. Participant contributions not yet deposited and amounts not funded by the plan sponsor are recorded as contributions receivable.
ADMINISTRATIVE EXPENSES
Administrative costs of the Plan are absorbed by the plan sponsor. However, the Plan permits forfeitures to be used to pay administrative expenses.
INVESTMENT FEES
Net investment returns reflect certain fees paid by the investment funds to their affiliated investment advisors, transfer agents, and others as further described in each fund prospectus or other published documents. These fees are deducted prior to allocation of the Plan’s investment earnings activity and thus are not separately identifiable as an expense.
PAYMENT OF BENEFITS
Benefits are recorded when paid.
NOTE 2 – INVESTMENT IN PLAN TRUST:
At December 31, 2006, the RMI Titanium Master Trust includes the RTI International Metals, Inc. Employee Savings and Investment Plan, the RMI Savings and Investment Plan, and the RMI Bargaining Unit Employee Savings and Investment Plan.
The Trustee allocates interest and investment income, and net realized gains and losses to each of the funds in the RMI Titanium Master Trust on the actual performance of each fund. Financial information related to the RMI Titanium Master Trust is prepared and filed in accordance with the Department of Labor’s regulations.
The recordkeeper allocates interest and dividends, net realized (unrealized) gains and losses, and administrative expenses to each of the plans in the RMI Titanium Master Trust based upon the ratio of net assets of the Plan to the total net assets of the RMI Titanium Master Trust. Separate accounts are maintained by the recordkeeper for participants in each plan, and funds may be distributed to or withdrawn by participants in accordance with the appropriate plan’s terms.
At December 31, 2006 and 2005, master trust fund net assets allocated to the Plan totaled $19,009,555 and $16,182,562. Master trust fund net appreciation in fair value of investments allocated to the Plan totaled $798,898 for the year ended December 31, 2006.

NOTES TO FINANCIAL STATEMENTS (continued)
Fair values of investments in the RMI Titanium Master Trust are as follows:

	2006	2005
Common Stock Fund	5,657,211	3,525,484
Common Collective Trust Fund	10,029,508	9,452,805
Mutual Funds	34,797,872	31,038,313
Participant Loans	1,251,634	1,075,173
Plan Receivables	329,504	279,608

Net assets held in Trust, at fair value	$52,065,729	$45,371,383

At December 31, 2006 and 2005, the Plan held 36.4%, and 35.7% respectively, of the RMI Titanium Master Trust assets.
The following presents the investment income of the master trust for the year ended December 31:

2006
Common Stock Fund	$3,370,410
Mutual Funds	(1,195,481)
Interest and dividends	5,246,593

$7,421,522

NOTE 3 – DESCRIPTION OF PLAN:
GENERAL
RTI International Metals, Inc (the “Company”) is the Plan sponsor. The Company is a successor to entities that have been operating in the titanium industry since 1951.
The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. Reference should be made to the Plan agreement for additional information concerning contributions, eligibility, income allocation, withdrawals and other important features of the Plan.
The Plan is a defined contribution plan covering full-time union represented employees who are at least 21 years of age, have completed three months of service, and are hourly employees of RMI Titanium Company covered by the collective bargaining agreement. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

NOTES TO FINANCIAL STATEMENTS (continued)
CONTRIBUTIONS
There are several types of contributions that can be added to a participant’s account: an employee salary deferral contribution, an employer matching contribution, an employer profit sharing contribution, and an employer qualified non-elective contribution. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans.
Participants may contribute from 1% to 25% of their salaries through payroll deductions. Contributions are subject to limitations specified in the Internal Revenue Code (“IRC”). Contributions are directed by the participants into any one or all of the investment options. Changes in allocation of future contributions and transfers of presently invested contributions are permitted pursuant to the Plan document. Participants may change their elections of investment funds by calling the recordkeeper directly or by accessing their accounts via the internet.
Employees hired before January 1, 2006 are eligible to receive a discretionary matching contribution. The Company made no discretionary contributions to the Plan calendar year 2006. Employees hired on or after January 1, 2006 will receive a non-discretionary employer matching contribution equal to 50% of the first 4% of employee contributions.
PLAN TRANSFERS
During 2006, certain employees became eligible to enroll and transfer funds from their prior plan to one of the other two plans offered to RTI employees. The aggregate amount transferred totaled $419 transferred out of the Plan.
VESTING
Participants vest in the Company’s contribution at the rate of 33.3% per year until fully vested after three years of service.
PARTICIPANTS’ ACCOUNTS
Allocations are based on participants’ compensation and/or account balances, as defined in the Plan document.
PARTICIPATION
An employee becomes a participant in the Plan on the first day of the month after completing three months of service.

NOTES TO FINANCIAL STATEMENTS (continued)
PAYMENT OF BENEFITS
Participants or their beneficiaries are entitled to the full current value of their account in the Plan upon:
•	Retirement;

•	Termination of employment with the Company; or

•	Death
Upon termination of service other than by retirement, disability, or death, a participant will receive a lump sum payment if the total of their vested account balance does not exceed $1,000 ($5,000 prior to March 28, 2005). If the vested account balance exceeds $1,000, the assets will generally be held in a trust until the participant’s normal or early retirement date.
Participants may also make written application for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service (“IRS”) guidelines in effect at the time of the withdrawal.
PARTICIPANT LOANS
Loans are available to all participants subject to provisions set forth in the Plan document. Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing account balance not to exceed $50,000 in any 12-month period. Loan repayment terms range from one month to five years and are secured by the balance in the participant’s account. Loans bear interest at a rate commensurate with the current market rate when made.
FORFEITURES
If a participant terminates their employment and is less than 100% vested in their share of the employer contributions, they may forfeit the non-vested portion of their employer contributions. Forfeited account balances are retained in the Plan and will first be used to pay administrative expenses. Any remaining amounts will be used to reduce future employer contributions payable under the Plan. There were no forfeited account balances at December 31, 2006. There were no forfeitures allocated to pay administrative expenses during the year ended December 31, 2006.
ADMINISTRATION
The Plan is administered by the Plan Administrator (the “Administrator”). The Administrator establishes the rules and procedures and interprets the provisions of the Plan. Administrative expenses of the Plan, including legal and audit fees are paid by the Company when such expenses exceed the forfeited non-vested employer contributions under the termination provision and, as such, are not expenses of the Plan.

NOTES TO FINANCIAL STATEMENTS (continued)
TERMINATION PROVISION
The Company anticipates the Plan will continue without interruption, but reserves the right to discontinue the Plan at any time. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant’s contributions. The individual accounts of the participants shall continue to be administered by the Administrator, or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.
NOTE 4 – INCOME TAXES:
The Plan is operated under a prototype non-standardized 401(k) profit sharing plan prepared by Fidelity Management and Research Company. The prototype plan obtained its latest determination letter on October 9, 2003, in which the Internal Revenue Service stated that the prototype plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan administrator and the Plan’s advisors believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.
NOTE 5 – PARTY-IN-INTEREST:
Certain investments of the Plan are managed by Fidelity, the trustee of the Plan. The Plan also invests in common stock of the Company. These represent party-in-interest transactions. In addition, the Plan issues loans to participants, which are secured by the balances in the participants’ accounts. Therefore, related transactions qualify as party-in-interest transactions. All other transactions which may be considered parties-in-interest transactions relate to normal plan management and administrative services, and the related payment of fees.
As of December 31, 2006, the Plan held 99,342 units of RTI Unitized Stock Fund at a per-unit price of $24.36. Assets held in this fund are expressed in terms of units and not shares of stock. Each unit represents a proportionate interest in all of the assets of this fund. The value of each participant’s account is determined each business day by the number of units to the participant’s credit, multiplied by the current market price of RTI common stock and by the interest earned on percentage of the fund’s market value held in a money market fund. A percentage of the total market value of the unitized company stock fund is held in a money market fund to facilitate daily participant trading.

NOTES TO FINANCIAL STATEMENTS (continued)
NOTE 6 – RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500:
A reconciliation of net assets available for benefits according to the financial statements consists of the following as of December 31:

	2006	2005
Net assets available for benefits per the financial statements	$19,009,555	$16,182,562
Computed fair value adjustment to net investment gain/loss — com./coll trust	(41,616)	(44,713)

Net assets available for benefits per the Form 5500	$18,967,939	$16,137,849

A reconciliation of investment income according to the financial statements consists of the following for the year ended December 31, 2006:

2006
Investment income per the financial statements	$2,703,594
Adjustment from fair value to contract value for fully benefit responsive investment contracts	(41,616)

Investment income per the Form 5500	$2,661,978

Schedule H, line 4i
SCHEDULE OF ASSETS
(Held at End of Year)
RMI TITANIUM COMPANY
BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN
DECEMBER 31, 2006
EIN: 31-0875005, PLAN #: 006

			**
(a)	Identity of issue (b)	Description of investment (c)	Cost (d)	Current Value (e)

*	Master Trust Fund	Money Market, Common Stock Fund, Common Collective Trust, and Mutual Funds	N/A	18,447,841
*	Participant Loans	Interest Rates High 10.50%, Low 6.00%		520,098

			TOTAL:	$18,967,939

*	Party-in-interest.

**	Historical cost has not been presented as all investments are participant directed.